Exhibit 10.25

HORNBECK OFFSHORE SERVICES, INC.

AMENDED and RESTATED INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

AND ADVISORY DIRECTORS

THIS 2006 RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                         , 2006 by and between Hornbeck Offshore Services, Inc. (the “Company”) and                          (“Director”).

1. GRANT OF RESTRICTED SHARES. Pursuant to the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Plan”) Director is hereby awarded              shares (the “Restricted Shares”) of Common Stock. All of the Restricted Shares shall be subject to the prohibition on the transfer of the Restricted Shares and the obligations to forfeit the Restricted Shares to the Company as set forth in Section 3 of this Agreement (“Forfeiture Restrictions”).

2. EFFECT OF THE PLAN. The Restricted Shares awarded to Director are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Director, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Director hereunder, and this Award shall be subject, without further action by the Company or Director, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3. RESTRICTIONS. Director hereby accepts the Award of the Restricted Shares and agrees with respect thereto as follows:

(a) No Transfer. Except as specifically set forth in this Section 3 or as otherwise provided in the Plan, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred. The Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Shares. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such Restricted Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which such Restricted Shares shall have been so transferred in violation of any of the provisions of this Agreement or the Plan.

(b) Forfeiture Restrictions. If Director terminates service with the Company and its subsidiaries prior to the first anniversary of the effective date of this Agreement for any reason other than the Director’s Retirement, death or Disability, Director (or his or her estate, as applicable) shall, for no consideration, forfeit to the Company all Restricted Shares.

(c) Lapse of Forfeiture Restrictions. If Director provides continuous service to the Company and its subsidiaries until the first anniversary of the effective date of this Agreement, the Forfeiture Restrictions will lapse with respect to one hundred percent (100%) of the Restricted Shares.

(d) Retirement Death or Disability. If, as a result of Director’s Retirement, death or Disability, Director terminates service with the Company and its subsidiaries prior to the first anniversary of the effective date of this Agreement, the Forfeiture Restrictions will lapse with respect to respect to one hundred percent (100%) of the Restricted Shares. For the purposes of this Agreement “Disability” means permanent and total disability within the meaning of section 22(e)(3) of the Code. For the purposes of this Agreement “Retirement” means Director’s termination of service as a member of or advisory director to the Board, on or after the date Director completes five (5) years of service as a member of or advisory director to the Board.

(e) Change in Control. If a Change in Control occurs prior to the first anniversary of the effective date of this Agreement the Forfeiture Restrictions will lapse with respect to one hundred percent (100%) of the Restricted Shares.

(g) Dividend and Voting Rights. Subject to the Forfeiture Restrictions contained in this Agreement, Director shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote all such Restricted Shares, whether or not the Forfeiture Restrictions have lapsed with respect to such Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. Any dividends, cash or stock, paid or delivered on any of the Restricted Shares shall be credited to an account for the benefit of Director. In the event of the forfeiture of any Restricted Shares pursuant to this Section 3, Director shall have no further rights with respect to such Restricted Shares, and Director shall forfeit any dividends, cash or stock, credited to the account for the benefit of Director which are related to the forfeited Restricted Shares. To the extent the Forfeiture Restrictions lapse with respect to any of the Restricted Shares pursuant to this Section 3, all dividends, cash and stock, if any, credited to the account for the benefit of Director shall be used, to the extent necessary, to satisfy any applicable federal, state and local income and employment tax withholding obligations under Section 6 of this Agreement. To the extent any dividends, cash or stock, are not used to satisfy any applicable federal, state and local income and employment tax withholding obligations under Section 6 of this Agreement, such dividends, cash or stock, will be distributed to Director. The forfeiture of the Restricted Shares pursuant to this Section 3 shall not invalidate any votes given by Director with respect to such Restricted Shares prior to forfeiture.

(h) Evidence of Ownership. Evidence of the Award of the Restricted Shares pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of Director or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event any stock certificate is issued in respect of the Restricted Shares, while such shares are still subject to the Forfeiture Restrictions such certificate shall bear an appropriate legend with respect to the Forfeiture Restrictions applicable to such Award. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Shares during the restriction period or require that the certificates evidencing Restricted Shares be placed in escrow or trust, along with a stock power endorsed in blank, until all Forfeiture Restrictions are removed or expire. In the event the Award of the Restricted Shares is documented or recorded electronically, the Company and its authorized representatives shall ensure that Director is prohibited from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring the Restricted Shares while such shares are still subject to the Forfeiture Restrictions.

Upon the lapse of the Forfeiture Restrictions pursuant to this Section 3, the Company or, at the Company’s instruction, its authorized representative shall release those Restricted Shares with respect to which the Forfeiture Restrictions have lapsed. The lapse of the Forfeiture Restrictions and the release of the Restricted Shares shall be evidenced in such a manner as the Company and its authorized representatives deem appropriate under the circumstances.

At the Company’s request, Director shall execute and deliver, as necessary, a stock power, in blank, with respect to the Restricted Shares, and the Company may, as necessary, exercise such stock power in the event of forfeiture of Restricted Shares pursuant to this Agreement, or as may otherwise be required in order for the Company to withhold the Restricted Shares necessary to satisfy any applicable federal, state and local income and employment tax withholding obligations pursuant to Section 6 of this Agreement.

(i) Associated Preferred Stock Purchase Rights. The Award of Restricted Shares includes the award of associated preferred stock purchase rights. Such preferred stock purchase rights will be forfeited to the same extent that the associated Restricted Shares are forfeited pursuant this Section 3. To the extent, pursuant to this Section 3, that the Forfeiture Restrictions lapse with respect to any of the Restricted Shares, those Forfeiture Restrictions will also lapse with respect to any preferred stock purchase rights associated with such Restricted Shares.

4. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Director in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Director’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.

5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

6. TAX MATTERS.

(a) The lapsing of the Forfeiture Restrictions with respect to the Restricted Shares pursuant to Section 3 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement Director shall be deemed to have authorized the Company, after taking into consideration any dividends, cash or stock, credited to an account for the benefit of Director, as contemplated in paragraph (g) of Section 3, to withhold the Restricted Shares with respect to which the Forfeiture Restrictions have lapsed necessary to satisfy Director’s Required Withholding, if any. The amount of the Required Withholding and the number of Restricted Shares required to satisfy Director’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the Forfeiture Restrictions lapse pursuant to Section 3 of this Agreement. Notwithstanding the foregoing, the Company may require that Director satisfy Director’s Required Withholding, if any, by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b) Director acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Director to review with Director’s own tax advisors the federal, state, and local tax consequences of this Award. Director is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Director understands that Director (and not the Company) shall be responsible for Director’s own tax liability that may arise as a result of this Agreement. Director understands further that Section 83 of the Code, taxes as ordinary income the fair market value of the Restricted Shares with respect to which the Forfeiture Restrictions lapse pursuant to this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Director has executed this Agreement, all as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:

Title:

Address:

DIRECTOR ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THIS RESTRICTED STOCK AWARD SHALL REMAIN SUBJECT TO THE FORFEITURE RESTRICTIONS PROVIDED FOR IN THIS AGREEMENT AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF DIRECTOR’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK AWARD). DIRECTOR FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON DIRECTOR ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF DIRECTOR’S SERVICE TO THE COMPANY. Director acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Award subject to all of the terms and provisions hereof and thereof. Director has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DATED:	SIGNED:
DIRECTOR

Address:

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